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                                                                    EXHIBIT 99.1


                       DAIRY MART CONVENIENCE STORES, INC.
                           300 EXECUTIVE PARKWAY WEST
                               HUDSON, OHIO 44236

                                  MAY 24, 2002


Securities and Exchange Commission
450 Fifth Street, N.W. Judiciary Plaza
Washington, DC 20549

         RE: CONFIRMATION OF ARTHUR ANDERSEN REPRESENTATIONS

Ladies and Gentlemen:

This letter confirms that Dairy Mart Convenience Stores, Inc. has received from Arthur Andersen LLP, the independent public accountant engaged by the company to examine the company's financial statements that are included in the Form 10-K to which this letter is filed as an exhibit, a representation letter addressed to the company and stating that:

- The audit of our consolidated financial statements as of February 2, 2002, conducted by Arthur Andersen was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and

- There was appropriate continuity of Arthur Andersen personnel working on the audits and availability of national office consultation. The availability of personnel at foreign affiliates of Arthur Andersen was not relevant to our audit, and, thus, we received no assurance from Arthur Andersen regarding such availability.



Sincerely,

/s/ GREGG R. BUDOI

Gregg R. Budoi
Chief Financial Officer
Dairy Mart Convenience Stores, Inc.